THE TAIWAN FUND, INC. REVIEW
August 2008

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298

Portfolio Review

Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) was down by -2.62% in U.S. dollar terms in August. Proprietary traders and local institutions net bought, NT$4.7 billion and NT$10.8 billion, respectively, while foreign investors net sold NT$29.9 billion. The tourism and technology sectors outperformed, increasing 8.9% and 5.2% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the cement and textile sectors underperformed and declined 16.6% and 14.9% MoM in NT dollar terms, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in July was up to 5.92% year-over-year (“YoY”). The seasonally adjusted unemployment rate was 3.9% in July. According to Customs’ records, Taiwan’s exports recorded their fifth highest month in July, increasing by 8.0% YoY to US$22.9 billion; export orders in July were up by 5.5% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 0.32% in August. Underweight positions in the steel and petrochemical sectors contributed positively to the Fund’s performance, while an overweight position in the retail sector and an underweight position in the handset sector negatively contributed to the Fund’s performance.
Investment Strategy:
In August, the market was impacted by former president Chen Shui-bian’s alleged involvement in a money laundering scandal. Several conglomerates were linked to the scandal, which further weakened market sentiment. Second quarter of 2008 earnings reports were weak, with sales up 8% YoY and earnings down 11% YoY. Companies within the industrial sector saw the sharpest decline in operating profits due to the high cost of materials. On the other hand, a decline in the NT dollar helped boost technology sector performance while depressing overall index performance. Due to the negative political fallout from a weak stock market the government has announced a range of market support measures. However, the global financial crisis, higher commodity prices and the outflow of funds have had a much greater impact on the market. In terms of sector allocation, the Fund has a slightly overweight position in technology and underweight positions in cyclicals and financials.

Total Fund Sector Allocation

As of 08/31/08	% of	% of
	Total Fund	TAIEX
Electronic Components	5.2	3.7
Electronics	4.4	1.6
IC Design	9.0	3.6
Memory IC	—	1.7
PC & Peripherals	10.3	17.1
Semiconductor Manufacturing	10.5	12.0
Telecommunication	7.4	10.9
TFT-LCD	5.7	5.4
Cement	1.6	1.4
Foods	3.5	1.2
Plastics	0.9	6.4
Textiles	3.9	1.5
Electric & Machinery	0.9	0.9
Elec. Appliance & Cable	—	0.4
Chemicals	0.7	1.4
Glass & Ceramics	1.8	0.3
Paper & Pulp	1.1	0.3
Steel & Iron	2.2	3.8
Rubber	—	0.9
Automobile	3.7	0.7
Construction	—	1.6
Transportation	1.1	2.6
Tourism	0.9	0.4
Finance	10.5	14.7
Wholesale & Retail	3.7	1.0
Others	0.6	4.2
Athletic Footwear	2.5	—
Petroleum Services	1.7	—
Biotech	—	0.3
Total	93.8	100.00
Cash	6.3

Technology	52.5	56.0
Non-Technology	30.8	29.3
Financial	10.5	14.7
Top 10 Holdings of Total Fund Portfolio

As of 08/31/08
% of Total Portfolio

Taiwan Semiconductor Manufacturing Co., Ltd.	6.56

Chunghwa Telecom Co., Ltd.	6.28

Hon Hai Precision Industry Co., Ltd.	4.79

MediaTek, Inc.	4.27

Au Optronics Corp.	2.88

Pou Chen Corp.	2.51

President Chain Store Corp.	2.48

Ruentex Industries, Ltd.	2.41

Synnex Technology International Corp.	2.25

Fubon Financial Holding Co., Ltd.	2.22

Total	36.65

Total Net Assets: US$291.88 Million

NAV: US$15.71    Price: US$14.32    Discount: -8.85%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-2.30%	-2.62%	-1.47%
Fiscal Year to Date (c)	-21.03%	-17.96%	-13.92%
One Year	-21.03%	-17.96%	-13.92%
Three Years	8.40%	6.62%	11.13%
Five years	7.89%	6.19%	10.38%
Ten Years	3.00%	1.73%	N/A
Since Inception	9.48%	9.83%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN

Market Data
	As of 07/31/08	As of 08/31/08
TAIEX	7024.06	7046.11
% change in NTD terms	-6.64	0.31
% change in USD terms	-7.49	-2.62
NTD Daily avg. trading volume (In Billions)	92.97	91.40
USD Daily avg. trading volume (In Billions)	3.04	2.90
NTD Market Capitalization (In Billions)	18051.20	18064.70
USD Market Capitalization (In Billions)	589.31	572.48
FX Rate: (NT$/US$)	30.6310	31.5550

Disclaimer:
This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang